Exhibit 99.1
AirSculpt Technologies, Inc. Announces Fourth Quarter and Full Year 2021 Results
MIAMI BEACH, Fla., March 11, 2022 (GLOBE NEWSWIRE) – AirSculpt Technologies, Inc. (NASDAQ:AIRS)(“AirSculpt” or the “Company”), a national provider of premium body contouring procedures, today announced results for the fourth quarter and full year ended December 31, 2021.
Fourth Quarter
•Cases increased 43.8% from prior year period to 2,885 cases
•Revenue increased 64.4% from prior year period to $37.6 million
◦Same-center revenue per case increased 13.1% from the prior year period
◦Same-center cases increased 19.6% from the prior year period
•Net loss was $14.2 million as compared to the prior year period net income of $5.6 million
•Adjusted EBITDA increased to $10.2 million, growth of 25.8% over the prior year period
Full Year
•Cases increased 87.8% from prior year period to 11,050 cases
•Revenue increased 112.4% from prior year period to $133.3 million
◦Same-center revenue per case increased 12.1% from the prior year period
◦Same-center cases increased 55.5% from the prior year period
•Net income was $10.6 million as compared to the prior year period of $7.6 million
•Adjusted EBITDA increased to $46.1 million, growth of 163.5% over the prior year period
“We are very pleased with our financial performance for the quarter and for the full year 2021. We produced exceptional growth and are excited about the momentum we have moving into 2022,” said Dr. Aaron Rollins, Chief Executive Officer of AirSculpt Technologies. “Our performance for 2021 highlights the demand for our first class body contouring services as evidenced by our case and revenue per case growth rates. We continue to see strong demand for our services and since our IPO in October, we have opened new centers in Miami Beach, Salt Lake City and our newest center opened this week in Las Vegas.”
“While the quarter provided some challenges due to the omicron variant, we were able to exceed our revenue guidance which is significant, given the patient scheduling and staffing related challenges we had to address due to Covid related obstacles. The opening of two centers in the fourth quarter and our announcement today of our Las Vegas center opening continues to demonstrate our ability to execute on our de novo strategy,” said Ron Zelhof, Chief Operating Officer. “Our pipeline of de novo opportunities continues to be strong, and we look forward to delivering exceptional services to these new communities and others as we expand across the country.”
Fourth Quarter 2021 Results
Case volume was 2,885 for the fourth quarter of 2021, representing growth of 43.8% over the prior year period case volume of 2,006. Revenue for the fourth quarter of 2021 increased by 64.4% to $37.6 million from $22.8 million in the prior year period. Same-center cases and revenue per case for the fourth quarter of 2021 were up 19.6% and 13.1%, respectively, over the prior year period. Net loss for the quarter was $14.2 million compared to net income of $5.6 million in the prior year period. For the fourth quarter 2021, the Company’s adjusted EBITDA grew 25.8% to $10.2 million as compared to $8.1 million for the prior year period.
Full Year 2021 Results
Case volume was 11,050 for the full year 2021, representing growth of 87.8% over the prior year period case volume of 5,885. Revenue for 2021 increased by 112.4% to $133.3 million from $62.8 million in the prior year period. Same-center cases and revenue per case for 2021 were up 55.5% and 12.1%, respectively, over the prior year period. Full year net income for 2021 grew to $10.6 million compared to $7.6 million from the prior year period. For full year 2021, the Company’s adjusted EBITDA grew 163.5% to $46.1 million as compared to $17.5 million for the prior year period.

2022 Outlook
The Company projects full year revenue and Adjusted EBITDA 2022 guidance as follows:
•Revenues in the range of $172 million to $176 million representing growth of 29% to 32% over 2021
•Adjusted EBITDA in the range of $58 million to $60 million representing growth of 26% to 30% over 2021
•The addition of four new centers, one opening in the first quarter and three in the second half of the year
The guidance above assumes there will be no material negative impact in market conditions from any new COVID strains.
Liquidity
As of December 31, 2021, the Company had $25.3 million in cash and cash equivalents and $5.0 million of borrowing capacity under its revolving credit facility.
The Company had $26.6 million and $14.0 million in operating cash flows for the full year 2021 and 2020, respectively. The increase is primarily driven by improved income from operations related to opening four new centers in the 12 months ended December 31, 2021 and an increase in same center volumes and revenue which were impacted by the COVID-19 pandemic in the second and third quarters of 2020.
Conference Call Information
AirSculpt will hold a conference call today, March 11, 2022 at 8:30 am (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-9716 or for international callers, 1-201-493-6779. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13726492. The replay will be available until March 18, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at https://investors.elitebodysculpture.com/. The online replay will be available for one week following the call.
About AirSculpt Technologies
AirSculpt Technologies is an experienced, fast-growing national provider of body contouring procedures delivering a premium consumer experience under its brand, Elite Body Sculpture. At Elite Body Sculpture, we provide custom body contouring using our proprietary AirSculpt® method that removes unwanted fat in a minimally invasive procedure, producing dramatic results. It is our mission to generate the best results for our patients.
Forward-Looking Statements
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies, and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K.
Our future results could be affected by a variety of other factors, including, but not limited to, failure to open and operate new centers in a timely and cost-effective manner; shortages or quality control issues with third-party manufacturers or suppliers; competition for surgeons; litigation or medical malpractice claims; inability to protect the confidentiality of our proprietary information; changes in the laws governing the corporate practice of medicine or fee-splitting; changes in the regulatory, economic and other conditions of the states and jurisdictions where our facilities are located; and business disruption or other losses from war, pandemic, terrorist acts or political unrest.

The risk factors discussed in “Risk Factors” in our Annual Report on Form 10-K could cause our results to differ materially from those expressed in the forward-looking statements made in this press release.
There also may be other risks that are currently unknown to us or that we are unable to predict at this time.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Forward-looking statements speak only as of the date they were made, and we are under no duty to update any of these forward-looking statements after the date of this press release to conform our prior statements to actual results or revised expectations.
Use of Non-GAAP Financial Measures
The Company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), however, the Company believes the evaluation of ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

AirSculpt Technologies, Inc. and Subsidiaries
Selected Consolidated Financial Data
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue	$37,556	$22,843	$133,315	$62,766
Operating expenses:
Cost of service	13,074	7,618	44,536	23,471
Selling, general and administrative	34,806	7,503	65,732	23,621
Loss on debt modification	—	—	682	—
Depreciation and amortization	1,933	1,476	6,597	5,641
Total operating expenses	49,813	16,597	117,547	52,733
(Loss) Income from operations	(12,257)	6,246	15,768	10,033
Interest expense, net	1,565	680	4,888	2,456
Pre-tax net (loss) income	(13,822)	5,566	10,880	7,577
Income tax expense	329	—	329	—
Net (loss) income	$(14,151)	$5,566	$10,551	$7,577

AirSculpt Technologies, Inc. and Subsidiaries
Selected Financial and Operating Data
(Dollars in thousands, except per case amounts)

	December 31, 2021	December 31, 2020
Balance Sheet Data (at period end):
Cash and cash equivalents	$25,347	$10,379
Total current assets	29,440	11,563
Total assets	$200,554	$179,610

Current portion of long-term debt	$850	$400
Deferred revenue and patient deposits	2,810	3,233
Total current liabilities	16,415	9,457
Long-term debt, net	81,755	32,119
Total liabilities	$117,026	$55,934

Total member's / stockholders’ equity	$83,528	$123,676

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(5,706)	$7,200	$26,633	$13,957
Investing activities	(2,390)	(1,146)	(7,116)	(3,689)
Financing activities	12,705	(2,589)	(4,549)	(5,017)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Other Data:
Number of centers as of the end of the period	18	14	18	14
Number of procedure rooms as of the end of the period	32	23	32	23

Cases	2,885	2,006	11,050	5,885
Revenue per case	$13,018	$11,387	$12,065	$10,665
Adjusted EBITDA (1)	$10,212	$8,120	$46,111	$17,493
Adjusted EBITDA margin (2)	27.2%	35.5%	34.6%	27.9%
(1) A reconciliation of this non-GAAP financial measure appears below.
(2) Defined as Adjusted EBITDA as a percentage of revenue.

AirSculpt Technologies, Inc. and Subsidiaries
Supplemental Information
(Dollars in thousands, except per case amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Same-center Information (1):
Cases	2,388	1,997	8,851	5,692
Case growth	19.6%	N/A	55.5%	N/A
Revenue per case	$ 12,884	$ 11,394	$11,917	$10,630
Revenue per case growth	13.1%	N/A	12.1%	N/A
Number of facilities	13	13	11	11
Number of total procedure rooms	22	22	19	19
(1) For the three months ended December 31, 2021 and 2020, we define same-center case and revenue growth as the growth in each of our cases and revenue at facilities that have been owned and operated since October 1, 2020. We define same-center facilities and procedure rooms as facilities and procedure rooms that have been owned or operated since October 1, 2020.
For the twelve months ended December 31, 2021 and 2020, we define same-center case and revenue growth as the growth in each of our cases and revenue at facilities that have been owned and operated since January 1, 2020. We define same-center facilities and procedure rooms as facilities and procedure rooms that have been owned or operated since January 1, 2020.

AirSculpt Technologies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
We report our financial results in accordance with GAAP, however, management believes the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures.
We define Adjusted EBITDA as net income (loss) excluding loss on debt modification, initial public offering (“IPO”) related costs, sponsor management fee, pre-opening de novo and relocation costs, restructuring and related severance, equity-based compensation, depreciation and amortization, interest expense, net and income tax expense.
We include Adjusted EBITDA because it is an important measure on which our management assesses and believes investors should assess our operating performance. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. Adjusted EBITDA has limitations as an analytical tool including: (i) Adjusted EBITDA does not include results from equity-based compensation and (ii) Adjusted EBITDA does not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments.
We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue. We included Adjusted EBITDA Margin because it is an important measure on which our management assesses and believes investors should assess our operating performance. We consider Adjusted EBITDA Margin to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.
The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to net income (loss), the most directly comparable GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$(14,151)	$5,566	$10,551	$7,577
Plus
Sponsor management fee	969	125	1,636	500
Equity-based compensation	6,927	81	7,185	325
Loss on debt modification	—	—	682	—
IPO related costs	11,837	—	11,837	—
Pre-opening de novo and relocation costs	267	192	1,556	879
Restructuring and related severance costs	536	—	850	115
Depreciation and amortization	1,933	1,476	6,597	5,641
Interest expense, net	1,565	680	4,888	2,456
Income tax expense	329	—	329	—
Adjusted EBITDA	$10,212	$8,120	$46,111	$17,493
Adjusted EBITDA Margin	27.2%	35.5%	34.6%	27.9%

Investor Contact
Dennis Dean
Chief Financial Officer
investors@elitebodysculpture.com